Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

FOSSIL, INC. REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

Fourth Quarter Net Sales Rise 18.5% to $830.8 Million

Fourth Quarter Diluted EPS Increases 28.1% to $1.87

Fiscal Year Net Sales Climb 26.4%

Fiscal Year Diluted EPS Rises 22.3% to $4.61

Richardson, TX. February 14, 2012 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported net sales and earnings for the thirteen-week (“Fourth Quarter”) and fifty-two week (“Fiscal Year”) periods ended December 31, 2011.

Fourth Quarter Results (2011 vs 2010):

•	Net sales increased 18.5% to $830.8 million compared to $701.1 million;

•	Gross profit increased 16.4% to $465.9 million, or 56.1% of net sales, compared to $400.1 million, or 57.1% of net sales;

•	Operating income increased 16.6% to $174.4 million, or 21.0% of net sales, compared to $149.5 million, or 21.3% of net sales;

•	Net income increased 22.0% to $117.9 million compared to $96.7 million; and

•	Diluted earnings per share increased 28.1% to $1.87 per diluted share on 63.2 million shares compared to $1.46 per diluted share on 66.3 million shares.

Fiscal Year Results (2011 vs 2010):

•	Net sales increased 26.4% to $2.6 billion compared to $2.0 billion;

•	Gross profit increased 24.6% to $1.4 billion, or 56.1% of net sales, compared to $1.2 billion, or 56.9% of net sales;

•	Operating income increased 25.4% to $472.0 million, or 18.4% of net sales, compared to $376.4 million, or 18.5% of net sales;

•	Net income increased 15.5% to $294.7 million compared to $255.2 million; and

•	Diluted earnings per share increased 22.3% to $4.61 per diluted share on 64.0 million shares compared to $3.77 per diluted share on 67.7 million shares.

“We are pleased to cap off another outstanding year for Fossil by continuing with strong, double-digit sales growth across our operating segments,” stated Mike Kovar, Executive Vice President and Chief Financial Officer of Fossil, Inc. “The Fourth Quarter double-digit sales increases were broad-based across major brands, product categories and geographies, driven by the ongoing success of our two core global growth strategies, our FOSSIL® accessories lifestyle business and our multi-brand watch business. Several noteworthy accomplishments include the FOSSIL brand surpassing $1 billion in sales for the year, a third consecutive fourth quarter double-digit comparable store sales increase, and tremendous progress achieved in developing our infrastructure in Asia to support future growth. We are proud to have achieved record earnings while maintaining our operating margin at similar levels to the prior fiscal year even with the challenges of absorbing significant product cost pressure and investing in support of our future expansion.”

“As we begin fiscal year 2012, we will continue to emphasize the strategies that contributed to our strong performance last year,” Mr. Kovar stated further. “We will continue our investment in support of our expansion in Asia and in our direct to consumer channel with expectations that this will lead to sustainable long-term growth. We are also excited by the new opportunities presented by our recently announced agreement to acquire Skagen Designs, Ltd. We remain confident in our strategies and expect fiscal 2012 to represent another year of strong growth and significant accomplishments toward our long-term goals and objectives.”

Operating Results

Worldwide net sales increased 18.5% during the Fourth Quarter in comparison to the prior fiscal year fourth quarter, representing double-digit sales growth across all of the Company’s operating segments. The impact of a weaker euro during the latter part of the Fourth Quarter cut marginally into our record sales growth achievements. On a constant dollar basis, worldwide net sales rose 18.8% during the Fourth Quarter over the prior fiscal year fourth quarter, primarily resulting from a 20.6%, or $104.0 million, increase in watch sales and a 23.7%, or $26.3 million, increase in the Company’s leather business. Net sales of FOSSIL branded products, inclusive of Fossil branded watches, increased by approximately 19% on a constant dollar basis during the Fourth Quarter in comparison to the prior fiscal year fourth quarter, across both the wholesale and direct to consumer channels of distribution. For the Fiscal Year, consolidated net sales increased 23.8%, or $482.6 million, in constant dollars compared to the prior fiscal year driven by sales growth ranging from 21.9% to 27.8% in each of the Company’s global wholesale and direct to consumer businesses.

During the Fourth Quarter, net sales from the North America wholesale segment rose 18.0%, or $47.0 million, on a constant dollar basis in comparison to the prior fiscal year fourth quarter. This increase was principally attributable to a 20.9%, or $41.5 million, increase in watch sales and, to a lesser extent, a 9.5%, or $4.8 million, increase in leather sales. During the Fourth Quarter, U.S. wholesale sales represented the strongest contribution, increasing 12.5% from the prior fiscal year fourth quarter on top of a 38.5% increase in the fiscal 2010 fourth quarter. Additionally, shipments from the Company’s subsidiaries in Canada and Mexico as well as shipments to third party distributors, located primarily in South America, recorded strong sales increases of more than 27% on a constant dollar basis during the Fourth Quarter in comparison to the prior fiscal year fourth quarter.

Europe wholesale net sales increased 18.5%, or $35.0 million, in constant dollars during the Fourth Quarter as compared to the prior fiscal year fourth quarter. The sales growth was largely attributable to a 20.1%, or $27.8 million, increase in watch shipments representing growth across all major markets. The

Fossil branded leather business made significant strides in gaining market share throughout Europe, evidenced by double-digit sales percentage gains in Germany and a more than doubling of sales on a smaller base of business across France and Italy. On an overall basis, the leathers category increased 54.9% during the Fourth Quarter, or $5.4 million. Sales to third party distributors and jewelry product sales also favorably impacted the Fourth Quarter, recording a 29.3% sales increase, or $6.8 million, and a 4.9% sales increase, or $1.8 million, respectively, as compared to the prior fiscal year fourth quarter.

Asia wholesale net sales rose 13.8%, or $10.3 million, on a constant dollar basis during the Fourth Quarter in comparison to the prior fiscal year fourth quarter, primarily the result of an 18.1%, or $11.6 million, increase in watch sales. This increase was partially offset by a $2.7 million decrease in non-strategic businesses that the Company has exited over the last twelve months. In the Fourth Quarter, combined sales volumes in the Company’s strategic markets of China, Korea and Japan increased 27.9% as compared to the prior fiscal year fourth quarter. The Company operated 213 concession locations in Asia at the end of the Fiscal Year with a net 52 new concessions opened during the last twelve months. For fiscal year 2011, concession sales in Asia increased by 74.1%, with comparable store sales growing 24.1% in comparison to the prior fiscal year.

Direct to consumer net sales for the Fourth Quarter increased 22.5%, or $39.4 million, on a constant dollar basis in comparison to the prior fiscal year fourth quarter, primarily the result of constant dollar comparable store sales gains of 14.4% and a 7.6% increase in the average number of company-owned stores open during the Fourth Quarter. Net sales from the Company’s e-commerce businesses gained momentum throughout the Fourth Quarter, increasing 11.7% in December and 8.2%, or $1.8 million, on a constant dollar basis for the full Fourth Quarter in relation to the comparable periods in the prior fiscal year.

Gross profit of $465.9 million in the Fourth Quarter increased 16.4% in comparison to $400.1 million in the prior fiscal year fourth quarter. The increase was primarily a result of higher net sales partially offset by a 100 basis point reduction in gross profit margin which fell to 56.1% in the Fourth Quarter from 57.1% in the prior fiscal year fourth quarter. The decrease in gross profit margin was primarily driven by inflation in watch components and labor costs throughout the year, as well as increases in sales to off-price retailers at reduced margins. The margin reduction in off-price sales was primarily a result of sales of discontinued inventory in the Company’s footwear, RELIC® watch and mass market businesses at amounts below costs. To a lesser extent, an increase in the sales mix of lower margin sales to third party distributors also negatively impacted the Fourth Quarter gross profit margin. Foreign currency rate changes during the Fourth Quarter, as compared to the prior fiscal year fourth quarter, benefited gross profit margin by approximately 80 basis points. For the Fiscal Year, gross profit margin decreased by 80 basis points to 56.1% compared to 56.9% in the prior fiscal year. This decrease was a result of similar factors experienced during the Fourth Quarter, offset by an approximate 180 basis point improvement as a result of a weaker U.S. dollar during the Fiscal Year in comparison to the prior fiscal year.

Operating expenses, expressed as a percentage of net sales, decreased to 35.1% in the Fourth Quarter compared to 35.7% in the prior fiscal year fourth quarter. Total operating expenses in the Fourth Quarter increased by $40.9 million, primarily as a result of increased sales. During the Fourth Quarter, operating expenses in the Company’s wholesale segments, direct to consumer segment and corporate cost areas increased by $17.5 million, $17.4 million and $6.1 million, respectively, as compared to the prior fiscal year fourth quarter. A majority of the expense growth in the wholesale segments was related to ongoing investments in the Asia region. Expense growth in other regions was primarily related to increased compensation costs and marketing expenses, although marketing expenses decreased as a percentage of net sales adding to the expense leverage achieved during the Fourth Quarter. Expense increases in the direct to consumer segment were primarily attributable to store growth, increased web-based marketing expenditures and ongoing costs associated with the Company’s customer relationship management initiative. Expense growth in the corporate cost area was primarily attributable to increased payroll costs, including stock compensation, and higher operating costs associated with the Company’s new corporate headquarters. In addition, the prior fiscal year fourth quarter included a non-cash charge of approximately $3.7 million related to an other than temporary fixed asset impairment. For the Fiscal Year, operating expenses as a percentage of net sales decreased to 37.7% compared to 38.3% in the prior fiscal year and included an unfavorable impact of approximately $23.3 million related to the translation of foreign-based expenses due to a weaker U.S. dollar.

Operating income increased $24.8 million, or 16.6%, in the Fourth Quarter compared to the prior fiscal year fourth quarter. As a percentage of net sales, operating income decreased slightly to 21.0% of net sales in the Fourth Quarter compared to 21.3% of net sales in the prior fiscal year fourth quarter, primarily as a result of a decrease in gross profit margin, partially offset by operating expense leverage. During the Fourth Quarter, operating income was positively impacted by approximately $7.0 million as a result of the translation of foreign-based sales and expenses into U.S. dollars. During the Fiscal Year, operating profit margin decreased slightly to 18.4% compared to 18.5% in the prior fiscal year. The Company’s operating income for the Fiscal Year included approximately $39.2 million of net currency gains related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income/expense-net decreased unfavorably by $10.6 million and $27.0 million for the Fourth Quarter and Fiscal Year, respectively, in comparison to the respective prior fiscal year periods. These decreases were primarily driven by unfavorable foreign currency charges resulting from mark-to-market, hedging and other transactional activities during the Fourth Quarter and Fiscal Year in comparison to the respective prior fiscal year periods. Although during 2011 the Company recorded hedge losses, the Company estimates that outstanding forward contracts with scheduled settlement dates in the first quarter of fiscal year 2012 would generate hedge gains of approximately $1.7 million at the current prevailing foreign currency exchange rates.

The Company’s income tax expense for the Fourth Quarter was $46.0 million, resulting in an effective income tax rate of 27.3%. Fourth Quarter income tax expense was positively impacted due to certain tax provision offsets carrying a higher effective tax rate. During the prior fiscal year fourth quarter, income tax expense was $55.0 million, resulting in an effective income tax rate of 35.5%. Income tax expense was $144.2 million for the Fiscal Year, resulting in an effective income tax rate of 31.9%. For fiscal year 2010, income tax expense was $119.3 million, resulting in an effective income tax rate of 31.1%. For fiscal year 2012, the Company estimates its effective tax rate will be at or slightly below the 2011 fiscal year rate, excluding any discrete events.

Fourth Quarter net income attributable to Fossil, Inc. increased by 22.0% to $117.9 million, or $1.87 per diluted share, inclusive of an unfavorable $0.03 per diluted share related to net foreign currency losses and a favorable $0.09 per diluted share increase related to a 4.7% lower outstanding share count as a result of the Company’s ongoing stock repurchase program. For the Fiscal Year, net income attributable to Fossil, Inc. increased by 15.5% to $294.7 million, or $4.61 per diluted share, compared to the $255.2 million, or $3.77 per diluted share, earned during the prior fiscal year. Net income attributable to Fossil, Inc. for the Fiscal Year included net foreign currency gains of $0.14 per diluted share.

Selective Balance Sheet Information

At December 31, 2011, cash, cash equivalents and securities available for sale totaled $287.7 million compared to $401.7 million at the end of the prior fiscal year and the Company had $15.2 million of total debt at the end of the Fiscal Year. During the period from the announcement of the Company’s $750 million buyback authorization in August 2010 until the end of the Fourth Quarter, the Company has repurchased approximately $450.1 million of its common stock, representing approximately 6.2 million shares.

Inventory at Fiscal Year-end was $489.0 million, representing an increase of 31.5% from the prior fiscal year-end balance of $371.9 million. An approximate five day reduction in lead times in watch shipments in December 2011 resulted in approximately $30 million of inventory receipts shifting from the first quarter of fiscal 2012 to the Fourth Quarter. Accounts receivable increased by 14.9% to $302.5 million at December 31, 2011 compared to $263.2 million at the end of the prior fiscal year, primarily due to an increase in wholesale shipments during the Fourth Quarter versus the prior fiscal year fourth quarter. Fourth Quarter days sales outstanding for the Company’s wholesale segments was 43 days in comparison to 44 days in the prior fiscal year fourth quarter.

Sales and Earnings Guidance

The Company expects first quarter and fiscal 2012 net sales growth in the 15% range. First quarter fiscal 2012 diluted earnings per share are expected to be in a range of $0.90 to $0.92. For fiscal year 2012, the Company expects diluted earnings per share in a range of $5.40 to $5.50. The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates. The Company’s sales and earnings guidance does not include any impact from the Company’s anticipated acquisition of Skagen Designs, Ltd. The transaction has cleared regulatory requirements in the U.S. and Germany, however, U.K. regulatory approval is still pending. The Company anticipates receiving regulatory clearance from the U.K. by the end of March.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 22 Company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 390 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 52 Weeks Ended
Consolidated Income Statement Data (in 000’s except per share data):	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Net sales	$830,756	$701,076	$2,567,302	$2,030,690
Cost of sales	364,887	300,958	1,128,116	875,526

Gross profit	465,869	400,118	1,439,186	1,155,164
Selling and distribution expenses	220,152	191,388	715,350	583,860
General and administrative expenses	71,353	59,194	251,845	194,890

Operating income	174,364	149,536	471,991	376,414
Interest expense	1,070	956	2,391	1,119
Other (expense) income – net	(4,491)	6,110	(18,041)	8,915
Tax provision	46,001	54,959	144,157	119,320
Less: Net income attributable to noncontrolling interest	4,891	3,074	12,700	9,685

Net income attributable to Fossil, Inc.	$117,911	$96,657	$294,702	$255,205

Basic earnings per share	$1.88	$1.48	$4.66	$3.83

Diluted earnings per share	$1.87	$1.46	$4.61	$3.77

Weighted average common shares outstanding :
Basic	62,606	65,331	63,298	66,701

Diluted	63,190	66,273	63,965	67,687

Consolidated Balance Sheet Data (in 000’s):	December 31, 2011	January 1, 2011
Working capital	$844,124	$801,329
Cash, cash equivalents and securities available for sale	287,653	401,658
Accounts receivable, net of allowances	302,467	263,218
Inventories	488,983	371,935
Total assets	1,642,922	1,467,573
Short-term debt	9,009	5,314
Long-term liabilities	134,798	76,377
Stockholders’ equity	1,116,846	1,051,708

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
Sales Mix Breakdown ($ in millions)	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Wholesale:
North America	$307.1	$261.8	37.0%	37.3%
Europe	223.5	190.2	26.9%	27.1%
Asia	86.4	74.7	10.4%	10.7%

Total wholesale	617.0	526.7	74.3%	75.1%
Direct to consumer	213.8	174.4	25.7%	24.9%

Total net sales	$830.8	$701.1	100.0%	100.0%

	Amounts For the 52 Weeks Ended		Percentage of Total For the 52 Weeks Ended
Sales Mix Breakdown ($ in millions)	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Wholesale:
North America	$967.5	$779.2	37.7%	38.3%
Europe	695.4	547.4	27.1%	27.0%
Asia	297.0	220.8	11.5%	10.9%

Total wholesale	1,959.9	1,547.4	76.3%	76.2%
Direct to consumer	607.4	483.3	23.7%	23.8%

Total net sales	$2,567.3	$2,030.7	100.0%	100.0%

END OF RELEASE